Exhibit (a)(5)

                         FORM OF ARTICLES SUPPLEMENTARY

                         PILGRIM GNMA INCOME FUND, INC.


     Pilgrim GNMA Income Fund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is authorized to issue one billion (1,000,000,000) shares of Pilgrim GNMA Income Fund, Inc. Class A Common Stock, one cent ($0.01) par value per share, with an aggregate par value of ten million dollars ($10,000,000), all of which have been previously classified as one series and one class of shares.

     SECOND: The Board of Directors hereby redesignates two hundred million (200,000,000) shares of the authorized but unissued shares of Pilgrim GNMA Income Fund, Inc. Class A Common Stock as one hundred million (100,000,000) authorized but unissued shares of Pilgrim GNMA Income Fund Class B Common Stock, fifty million (50,000,000) authorized but unissued shares of Pilgrim GNMA Income Fund Class C Common Stock, and fifty million (50,000,000) authorized but unissued shares of Pilgrim GNMA Income Fund Class Q Common Stock.

     THIRD: The shares of Pilgrim GNMA Income Fund Class B Common Stock, Class C Common Stock and Class Q Common Stock of the Corporation classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in Article FIFTH of the charter of the Corporation and those set forth as follows:

          (a) At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, and applicable rules and regulations of the National Association of Securities Dealers, Inc. and reflected in the registration statement of the Corporation, current as of the time such shares are issued, shares of Class B Common Stock of the Corporation may be automatically converted into shares of another class of capital stock of the Corporation based on the relative net asset value of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) and reflected in such current registration statement relating to the Corporation as aforesaid.

     FOURTH: The Board of Directors of the Corporation has classified and designated the shares described above pursuant to authority contained in the Corporation's charter.

     The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.

     IN WITNESS WHEREOF, Pilgrim GNMA Income Fund, Inc. has caused these Articles Supplementary to be signed and filed in its name and on its behalf by its Senior Vice President, and witnessed by its Assistant Secretary on September 25, 2000.


                                   PILGRIM GNMA INCOME FUND, INC.



                                   By:
                                       -----------------------------
                                       By: Michael J. Roland
                                           Senior Vice President


ATTEST:



-----------------------------
By: Kimberly A. Anderson
    Assistant Secretary

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